Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN DISTRIBUTION TO ACQUIRE B.W. ROGERS COMPANY
Acquisition expands Kaman’s fluid power and automation platforms

BLOOMFIELD, Connecticut (February 27, 2014) - Kaman Corporation (NYSE:KAMN) today announced that its Distribution Segment, Kaman Distribution Group (Kaman), has executed a definitive agreement to acquire substantially all the operating assets of B.W. Rogers Company and certain affiliated entities (collectively, B.W. Rogers). The acquisition significantly expands Kaman’s footprint in both fluid power and automation. The transaction is expected to close early in the second quarter.

B.W. Rogers is a broad line distributor of fluid power products, including hydraulic hoses, fittings, pumps, motors, cylinders, valves, pneumatics, machine control and automation products. B.W. Rogers is one of largest distributors of Parker Hannifin (Parker) motion and control products and operates from twenty-one locations in seven states from the Northeast to the Midwest. B.W Rogers’ branch network includes twenty authorized Parker locations, which contain twelve ParkerStores. In addition to Parker, B.W. Rogers also markets other premium manufacturers including Advantech, Phoenix Contact, and Wooster Hydrostatics to customers in a variety of industries such as steel, life sciences, food & beverage, power generation, shale gas, and automotive. Based in Akron, Ohio, B.W. Rogers was founded in 1928 by Bruce W. Rogers, and began distributing Parker products in 1947. B.W. Rogers is one of Parker’s longest standing distributors.

The transaction excludes operating assets and associated liabilities relating to the sale of certain products, tools, equipment, supplies, accessories and components to the automotive industry, which will continue to be owned and operated by B.W. Rogers. During 2013, B.W. Rogers had sales of approximately $113 million, approximately $12.5 million of which were attributable to the excluded assets.

"The acquisition of B.W. Rogers is the largest to date in our distribution segment and we are excited about the potential of our combined companies. This acquisition represents the next step in implementing our strategy to continue building scale and to develop a strong fluid power product platform, with Parker Hannifin as our leading supplier, and also an automation, control & energy product platform that we established with the prior acquisitions of Minarik and Zeller. Together, we will enhance our ability to serve our customers with an expanded portfolio of products as well as a number of new services and capabilities,” stated Neal J. Keating, Chairman, President and Chief Executive Officer of Kaman Corporation. “Furthermore, the acquisition of B.W. Rogers demonstrates our commitment to provide a fully-developed network of sales and services in the mechanical, fluid power, motion control and automation technologies.”

Steve Smidler, President of Kaman’s Distribution Segment added, “We are pleased to welcome the strong management team and workforce of B.W. Rogers to the Kaman family. The commitment to service, technical expertise, system design and support complements our strategy perfectly. This acquisition also provides Kaman new industry exposure in the automotive and energy sectors. The B.W. Rogers business is highly contiguous with our prior acquisitions of Catching Fluidpower and Zeller, and as a result, we see significant synergy opportunities that will drive improved operating performance. Following the close of the acquisition, Kaman will own one of the largest networks of ParkerStores with thirty locations across the U.S. and Puerto Rico, further strengthening our position and commitment to serve our customers with premium fluid power products and services.”

Rick Rogers, President of B.W. Rogers added, “This combination is a tremendous opportunity for both companies and our employees. We have very little geographic and customer overlap, which will allow us to offer a broader portfolio of products and services to the customers of both companies. This will strengthen the value proposition we can deliver to customers and make more growth and development opportunities available to our employees as they join a much larger organization. Both companies are aligned culturally and my management team and I are looking forward to joining Kaman.”

Outside of Kaman’s fully authorized Parker locations, Kaman has been recognized as a national reseller of Parker hydraulics, fluid connector and automation products. Parker’s national recognition of Kaman as a value-added reseller allows Kaman to have full access to the Parker motion technologies portfolio of products across all of its more than 200 U.S. locations utilizing Parker’s Integrated Partners.

The acquisition is expected to close early in the second quarter, pursuant to completion of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act and other closing conditions. Terms were not disclosed.

This press release includes "forward looking statements" concerning the proposed acquisition of B.W. Rogers, based on assumptions currently believed to be valid. These statements involve risks and uncertainties that could cause actual results to differ from those anticipated, including but not limited to the ability of the parties to satisfy conditions precedent, the timing of consummation of the transaction, and the ability of the parties to secure regulatory approvals on the terms desired or anticipated. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by Kaman from time to time, including Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date hereof, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

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Contacts:
Eric Remington	David Mayer
Vice President, Investor Relations	Vice President, Marketing & Services
Kaman Corporation	Kaman Industrial Technologies Corporation
(860) 243-6334	(860) 687-5185
eric.remington@kaman.com	dave.mayer@kaman.com